Exhibit 99.1

N E W S   R E L E A S E

Contact:	Mark Haushill Vice President and Chief Financial Officer (210) 321-8400

ARGONAUT GROUP, INC. ANNOUNCES 2003 THIRD QUARTER RESULTS

Core business segments produce sub-100 combined ratio

SAN ANTONIO (Oct. 27, 2003)—Argonaut Group, Inc. (Nasdaq: AGII) today announced financial results for the three- and nine-month periods ended Sept. 30, 2003.

Highlights for the third quarter of 2003 include the following:

•	The Company’s continuing segments produced a combined ratio of 97.4 percent;

•	Cash flow generated from operations during the quarter totaled $55.6 million, bringing the nine-month total to $129.8 million;

•	Earned premiums for the quarter were $148.1 million, a 54 percent increase over the prior year.

Argonaut Group President and CEO Mark E. Watson III said, “Each of our business segments delivered operating performance improvements, which contributed to solid financial results during the third quarter. We are pleased to report a sub-100 consolidated combined ratio for our continuing lines, an achievement that reflects our disciplined approach to underwriting profitability.”

FINANCIAL RESULTS

During the third quarter of 2003, Argonaut reported net income after tax of $24.7 million, or $1.00 per diluted common share on 24.6 million shares, compared to net income of $4.7 million or $0.22 per diluted common share on 21.6 million shares, for the same three-month period in 2002. During the third quarter, Argonaut Group reported pre-tax operating income1 of $5.0 million, which included a $10.2 million charge related to the Company’s run-off lines, compared to pre-tax operating income of $4.9 million for the same three-month period in 2002. Operating results include corporate and other expenses of $2.9 million and exclude pre-tax gains on sales of investments, which totaled $48.5 million during the third quarter.

Total revenue, which includes gains on sales of investments, was $209.9 million during the third quarter of 2003, compared to $110.4 million for the same period in 2002.

During the third quarter ended Sept. 30, 2003, the Company’s realized investment gains totaled $48.5 million pre-tax, primarily related to the sale of equity securities as part of the Company’s plan to reallocate the investment portfolio, compared to $1.2 million for the same quarter a year ago.

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ARGONAUT GROUP, INC    10101 Reunion Place, Suite 500, San Antonio, Texas 78216    Phone 210.321.8400

ARGONAUT GROUP, INC.

2003 Third Quarter Financial Results

During the third quarter of 2003, Argonaut Group incurred a $10.2 million pre-tax charge related to its run-off lines segment, as recently announced. This charge incorporated the Company’s latest actuarial review of its loss reserves and was primarily caused by a reduction in estimated reinsurance balances recoverable. The consolidated combined ratio for the third quarter 2003 was 104.3 percent versus 108.3 percent for the same three-month period in 2002. The Company’s continuing segments produced a combined ratio of 97.4 percent for the third quarter net of the $10.2 million mentioned above.

The income tax expense provision for the quarter was $28.8 million, which includes the effect of the change in the deferred tax asset valuation allowance, which added approximately 20 points to the effective tax rate. Income tax expense associated with the deferred tax asset valuation allowance results from the application of Generally Accepted Accounting Principles that may limit the net deferred tax asset recognized. The Company expects that it will realize the deferred tax asset in the future and regularly evaluates the deferred tax asset valuation allowance.

For the nine months ended Sept. 30, 2003, the Company reported net income after tax of $78.0 million or $3.30 per diluted common share on 23.6 million weighted average shares, compared to $18.3 million or $0.85 per diluted common share on 21.7 million weighted average shares for the first nine months of 2002. For the first three quarters of 2003, total revenue was $569.4 million versus $320.1 million during the same nine-month period in 2002. Total revenue included $112.2 million of pre-tax net realized gains in the first three quarters of 2003 and $15.2 million of pre-tax net realized gains in 2002.

1—In addition to providing net income (loss), Argonaut Group provides operating income (loss) as the Company believes it is a meaningful measure of the profit or loss generated by our operating segments. The Company’s continuing segments in the aggregate produced pre-tax operating income of $18.1 million and the run-off segment incurred a pre-tax operating loss of $10.2 million, resulting in a net pre-tax operating income of $7.9 million. This $7.9 million net of corporate and other expenses of $2.9 million results in pre-tax operating income of $5.0 million. Operating income (loss) differs from net income (loss) under accounting principles generally accepted in the United States (GAAP) in that the Company excludes net realized investment gains and losses. Operating income (loss) does not replace net income (loss) as the GAAP measure of our results of operations.

SEGMENT RESULTS

Specialty Excess & Surplus Lines—For the third quarter of 2003, gross written premiums for E&S lines totaled $100.5 million, generating pre-tax income of $11.8 million and a GAAP combined ratio of 89.7 percent. This is compared to gross written premiums of $83.0 million, pre-tax income of $5.8 million and a GAAP combined ratio of 92.6 percent for the same period in 2002.

Risk Management—Gross written premiums were $54.6 million for the three months ended Sept. 30, 2003, resulting in pre-tax income of $2.8 million, compared to gross written premiums of $61.6 million and pre-tax income of $3.9 million for the same period in 2002. For the third quarter, the GAAP combined ratio in this segment was 112.8 percent versus 112.9 percent a year earlier.

Specialty Commercial Lines—During the third quarter, gross written premiums were $39.7 million resulting in pre-tax income of $2.4 million, compared to gross written premiums of $35.1 million and pre-tax income of $3.0 million during the same period in 2002. The GAAP combined ratio for the third quarter of 99.9 percent versus 98.0 percent a year earlier was impacted by approximately $1.9 million in catastrophic losses, primarily from food spoilage claims related to the power outage in the Northeast United States in August 2003. Specialty Commercial’s combined ratio net of catastrophic losses was 93.8 percent in the third quarter of 2003 and 94.6 percent in the same period of 2002.

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ARGONAUT GROUP, INC    10101 Reunion Place, Suite 500, San Antonio, Texas 78216    Phone 210.321.8400

ARGONAUT GROUP, INC.

2003 Third Quarter Financial Results

Public Entity—Gross written premiums for the third quarter were $25.3 million, versus $10.1 million for the quarter ended Sept. 30, 2002. The GAAP combined ratio of 89.9 percent generated pre-tax income of $1.1 million, versus a GAAP combined ratio of 101.5 percent and pre-tax income of $0.1 million during the same three-month period in 2002.

FORWARD-LOOKING STATEMENTS DISCLOSURE

This news release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation and regulations, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. For a more detailed discussion of risks and uncertainties, see the Company’s public filings made with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.

About Argonaut Group, Inc.

Headquartered in San Antonio, Texas, Argonaut Group, Inc. (NASDAQ: AGII) is a national underwriter of specialty insurance products in niche areas of the property & casualty market. Through its operating subsidiaries, Argonaut Group offers high quality customer service in programs tailored to the needs of its customers’ business and risk management strategies. Collectively, Colony Insurance, Rockwood Casualty

Insurance Company, Argonaut Insurance Company, Argonaut Great Central, and Trident Insurance Services underwrite a full line of products in four primary areas: Excess and Surplus, Specialty Commercial, Risk Management, and Public Entity. Information on Argonaut Group and its subsidiaries is available at www.argonautgroup.com

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(financials follow)

ARGONAUT GROUP, INC    10101 Reunion Place, Suite 500, San Antonio, Texas 78216    Phone 210.321.8400

ARGONAUT GROUP, INC.

2003 Third Quarter Financial Results

ARGONAUT GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)

	September 30, 2003	December 31, 2002
Assets
Total investments	$1,438.1	$1,181.3
Cash and cash equivalents	60.5	77.4
Accrued investment income	12.9	13.0
Receivables	743.9	691.7
Goodwill	105.7	105.7
Other assets	207.1	139.8

Total assets	$2,568.2	$2,208.9

Liabilities and Shareholders’ Equity
Reserves for losses and loss adjustment expenses	$1,399.8	$1,281.6
Unearned premiums	355.3	284.9
Other liabilities	396.9	314.7

Total liabilities	2,152.0	1,881.2
Total shareholders’ equity	416.2	327.7

Total liabilities and shareholders’ equity	$2,568.2	$2,208.9

Book value per common share—basic	$19.26	$15.17

Book value per common share—diluted**	$16.95	$15.17

**	Book value per common share—diluted, includes the impact of the Series A Mandatory Convertible Preferred Stock on an as if converted basis.

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ARGONAUT GROUP, INC    10101 Reunion Place, Suite 500, San Antonio, Texas 78216    Phone 210.321.8400

ARGONAUT GROUP, INC.

2003 Third Quarter Financial Results

All Segments

Financial Highlights

(In Millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Gross Written Premiums	$220.1	$189.8	$593.6	$449.2
Net Written Premiums	171.5	146.5	449.3	348.9
Earned Premiums	148.1	96.3	417.1	264.9
Net Investment Income	13.3	12.9	40.1	40.0
Gains on Sales of Investments	48.5	1.2	112.2	15.2

Total Revenue	209.9	110.4	569.4	320.1
Losses and Loss Adjustment Expenses	105.6	70.9	294.4	195.1
Underwriting, Acquisition and Insurance Expenses	48.9	33.4	148.5	98.8
Interest and Other Expenses	1.9	—	6.0	—

Total Expenses	156.4	104.3	448.9	293.9
Income Before Tax	53.5	6.1	120.5	26.2
Income Tax Provision	18.3	1.4	44.4	7.9
Change in Deferred Tax Valuation Allowance	10.5	—	(1.9)	—

Net Income	$24.7	$4.7	$78.0	$18.3

Net Income:
From Operations	$5.0	$4.9	$8.3	$11.0
From Sale of Investments	48.5	1.2	112.2	15.2

Income before taxes	53.5	6.1	120.5	26.2
Income Tax Provision	28.8	1.4	42.5	7.9

Total Net Income:	$24.7	$4.7	$78.0	$18.3

Net Income per Common Share (Diluted):	$1.00	$0.22	$3.30	$0.84

Net Income per Common Share (Basic):	$1.11	$0.22	$3.55	$0.85

Weighted Average Common Shares (000’s):
Basic	21,608.5	21,575.3	21,606.3	21,565.7

Diluted	24,594.0	21,646.3	23,624.9	21,667.2

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ARGONAUT GROUP, INC    10101 Reunion Place, Suite 500, San Antonio, Texas 78216    Phone 210.321.8400

ARGONAUT GROUP, INC.

2003 Third Quarter Financial Results

ARGONAUT GROUP, INC.

SEGMENT DATA

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Excess & Surplus Lines:
Gross Premiums Written	$100.5	$83.0	$284.6	$173.7
Net Premiums Written	75.2	70.3	227.2	145.5
Premiums Earned	75.3	39.9	209.9	99.5
Underwriting Income	7.8	3.0	19.1	4.4

Net Investment Income	4.0	2.8	11.5	7.6

Income Before Taxes	$11.8	$5.8	$30.6	$12.0

GAAP Combined Ratio	89.7%	92.6%	90.9%	95.6%

Risk Management:
Gross Premiums Written	$54.6	$61.6	$151.3	$161.7
Net Premiums Written	36.1	40.2	87.4	110.3
Premiums Earned	31.7	26.3	95.7	80.9
Underwriting Loss	(4.0)	(3.6)	(34.6)	(22.3)

Net Investment Income	6.8	7.5	20.8	24.1

Income (Loss) Before Taxes	$2.8	$3.9	$(13.8)	$1.8

GAAP Combined Ratio	112.8%	112.9%	136.2%	127.6%

Specialty Commercial:
Gross Premiums Written	$39.7	$35.1	$109.7	$95.0
Net Premiums Written	34.1	30.5	94.9	83.2
Premiums Earned	31.9	27.1	90.1	77.8
Underwriting Income (Loss)	—	0.5	(1.2)	—

Net Investment Income	2.4	2.5	7.1	7.5

Income Before Taxes	$2.4	$3.0	$5.9	$7.5

GAAP Combined Ratio	99.9%	98.0%	101.3%	100.0%

Public Entity:
Gross Premiums Written	$25.3	$10.1	$48.0	$18.8
Net Premiums Written	26.1	5.5	39.7	9.9
Premiums Earned	9.2	3.0	21.4	6.7
Underwriting Income (Loss)	0.9	—	1.2	(0.4)

Net Investment Income	0.2	0.1	0.5	0.4

Income Before Taxes	$1.1	$0.1	$1.7	$—

GAAP Combined Ratio	89.9%	101.5%	94.6%	106.8%

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ARGONAUT GROUP, INC         10101 Reunion Place, Suite 500, San Antonio, Texas 78216        Phone 210.321.8400